Exhibit 10(g)(2)(A)

SECOND AMENDMENT
To the
American Electric Power Service Corporation Umbrella TrustTM For Executives

This Amendment is made by and between American Electric Power Service Corporation, a New York corporation (the “Company”) and Wells-Fargo Bank (as successor in interest to Harris Trust and Savings Bank) (the “Trustee”) to the Trust Agreement entitled the American Electric Power Service Corporation Umbrella TrustTM For Executives that was signed by the Company as of May 27, 1993 and by Harris Trust and Savings Bank as of June 9, 1993 (the “Trust Agreement”), as amended, including the First Amendment thereto dated last December 17, 2007.

PREAMBLE

A.    Pursuant to the Trust Agreement, the Company established a trust with the Trustee to hold monies and other property, together with the income thereon, for the uses and purposes and upon the terms and conditions set forth therein, including, primarily, in connection with the administration of the American Electric Power System Excess Benefit Plan and certain employment agreements and deferred compensation agreements, but over time the Company and its affiliates have satisfied the obligations under the employment agreements and certain deferred compensation agreements, while also adding certain additional plans to the protections afforded under the Trust Agreement.

B.    Section 7.02-1 of the Trust Agreement provides that the Company and the trustee may amend the Trust Agreement prior to a Special Circumstance (as defined in the trust Agreement) without the written consent of the Plan participants if such amendment does not have a material adverse effect on the rights of any participant.

F.    The Company and the Trustee, acknowledging that neither has knowledge that any such Special Circumstance has occurred, wish to amend the Trust Agreement to clarify the programs to which it is currently applicable and to permit broader flexibility for the diversification of the investment of the assets held in the Trust.

AMENDMENT

1.    Replace the first paragraph of the Preamble to the AEP Umbrella Trust with the following:

“The following three (3) plans originally were subject to this trust:

•	American Electric Power System Excess Benefit Plan the “AEP SERP”),

•	Employment Agreements as listed in Appendix Exhibit B attached to the original Trust Agreement, and

•	1982 and 1986 Deferred Compensation Agreements as listed in Appendix Exhibit C attached to the original Trust Agreement.

Prior to the effective date of this Amendment, the Company has satisfied its liability under each of the Employment Agreements and each of the 1982 and 1986 Deferred Compensation Agreements listed in Appendix Exhibits B and C, respectively.

Effective since June 1996, the Company caused the following plans to become subject to this trust:

•	American Electric Power System Supplemental Retirement Savings Plan (the “AEP SRSP”),

•
Management Incentive Compensation Plan Voluntary Deferrals (“MICP Deferrals”), in which as of the effective date of this Amendment, only two participants maintain an account to which such deferrals are credited, and

•	Performance Share Incentive Plan Restricted Stock Units (which are now called “Career Shares” administered under the American Electric Power System Stock Ownership Requirement Plan (“SORP”).”

2.    Replace the first sentence of Section 2.02-1 of the Trust with the following:

“The trust fund shall be invested in such investments as are permitted under this Section 2.02, provided that the trust fund may be, but shall not be required to be, invested primarily in insurance contracts ("Contracts") of which the Trust shall be sole owner and beneficiary.”

IN WITNESS WHEREOF, the Company and the Trustee have caused this Amendment to be executed by their respective duly authorized officers on the dates set forth below.

American Electric Power Service Corporation

By:  /s/ Aaron A. Hill

Title:  Director Trusts & Investments

Date:   September 20, 2018

Wells Fargo Bank

By:  /s/ Heather E. Lineaweaver

Title:  Assistant Vice President

Date:   September 19, 2018

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